Exhibit 3.1

Text of Amendment to Sections (A) and (B) of Article NINTH of the Restated Certificate of Incorporation of Fiesta Restaurant Group, Inc.

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board which shall consist of not less than three directors, the exact number of directors to be determined from time to time by resolution adopted by an affirmative vote of a majority of the Board. The directors shall be ~~divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be originally elected for a term expiring at the first annual meeting of stockholders occurring after the Effective Time, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each such succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting~~ elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders and each director shall remain in office until his or her successor shall have been duly elected and qualified, or until his or her prior death, resignation, retirement, disqualification or removal from office. The directors shall be elected by an affirmative vote of a majority of the votes cast with respect to such nominee at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions). If the number of directors is changed, ~~any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.~~ in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the rights of holders of the Preferred Stock, any newly created directorship on the Board that results from an increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification or removal (whether or not for cause) from office or any other cause shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill a vacancy in the Board resulting from death, resignation, disqualification or removal from office or any other cause shall have the same remaining term as that of his predecessor. Directors may be removed ~~only for~~ with or without cause~~, and either by majority of the entire Board or~~ by the affirmative vote of the holders of at least ~~sixty six and two thirds percent (66 2/3%)~~ a majority of the voting power of the outstanding Voting Stock entitled to vote thereon, voting together as a single class.

(B) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation as then in effect (including any Preferred Stock Designation) applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article Ninth unless expressly provided by such terms~~.